Exhibit 99:

FOR IMMEDIATE RELEASE

Contact:	F. Scott Bauer, President (336) 768-8500

PRESS RELEASE

Southern Community Announces Stock Buy-Back

Winston-Salem, North Carolina, December 9, 2002 – The Board of Directors of Southern Community Financial Corporation (Nasdaq Symbol: SCMF) has authorized a stock repurchase program of up to 100,000 shares of the corporation’s common stock.

The company will buy shares in accordance with Rule 10b-18 of the Securities and Exchange Commission and intends to purchase the shares on the open market. The shares purchased in the buy-back will be retired from the market.

Southern Community has 8,791,683 shares of common stock outstanding. The company has selected Ryan Beck & Co., Inc. in Livingston, New Jersey (973-597-6000) and Trident Securities in Atlanta, Georgia (1-800-340-6321) to be the brokers for the program.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s securities trade on The Nasdaq National Market under the common stock symbol SCMF and trust preferred symbol SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.